                                                                    Exhibit 12.1


                            PAYLESS SHOESOURCE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FOR THE LAST THREE FISCAL YEARS


                                         Feb. 02,      Feb. 03,      Jan. 29,
                                           2002          2001          2000
                                         --------      --------      --------
                                              (Thousands, except ratio)
Earnings Available for Fixed Charges:

Pretax earnings before minority
  interest and extraordinary loss        $ 71,810      $202,960      $226,991

Fixed Charges (Interest expense plus
  interest component of rent)             109,888       105,054        81,501
                                         --------      --------      --------
                                         $181,698      $308,014      $308,492
                                         ========      ========      ========

Fixed Charges:

Gross interest expense                   $ 30,664      $ 29,316      $  8,412

Interest factor attributable
  to rent expense                          79,224        75,738        73,089
                                         --------      --------      --------
                                         $109,888      $105,054      $ 81,501
                                         ========      ========      ========
Ratio of Earnings
  to Fixed Charges                            1.7           2.9           3.8
                                         ========      ========      ========
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